This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.
Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
Subject to Completion, dated March 13, 2008
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)

The Bear Stearns Companies Inc.
$[●] Medium-Term Notes, Series B, Linked to the iShares MSCI EAFE Index Fund
Due March [●], 2009
•	The Notes are fully principal protected if held to maturity and are linked to the performance of the iShares MSCI EAFE Index Fund (the “ETF”).
•	When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.
•
On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner:

•
if, at all times during the Observation Period, the ETF Price is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the ETF Return;

•	however, if at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.
•	The ETF Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price.
•	The Participation Rate is [130.00]%.
•	The Upper Barrier is [●], the ETF Price that is 120.00% of the Initial ETF Price.
•	The Lower Barrier is [●], the ETF Price that is 80.00% of the Initial ETF Price.
•	The CUSIP number for the Notes is 0739283F8.
•	The Notes will not pay interest during their term.
•	The Notes will not be listed on any securities exchange or quotation system.
•	The Maturity Date for the Notes is expected to be March [●], 2009. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.
•	The Observation Period will be each day which is an ETF Business Day for the ETF from and including the Pricing Date to and including the Final Valuation Date.
•	The scheduled Final Valuation Date for the Notes is March [●], 2009. The Final Valuation Date is subject to adjustment as described herein.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID, AND THEREFORE THE NOTES THEMSELVES ARE NOT, AND WOULD NOT BE, LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-10.
The ETF is a registered trademark of Barclays Global Investors, N.A., and MSCI is a servicemark of MSCI Inc. and both have been, or will be licensed for use by The Bear Stearns Companies Inc. The Notes, which are linked to the performance of the ETF, are not sponsored, endorsed, sold or promoted by iShares, Inc., and iShares, Inc. makes no representations regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price	[●]%	$[●]
Agent’s discount	[●]%	$[●]
Proceeds, before expenses, to us	[●]%	$[●]
Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and the price of the ETF at the time of the relevant sale.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about March [●], 2008, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules.
We may grant our affiliate Bear, Stearns & Co. Inc. a 13-day option from the date of this pricing supplement to purchase from us up to an additional $[●] of Notes at the public offering price to cover any over-allotments.
_______________
Bear, Stearns & Co. Inc.
March [●], 2008

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to the ETF. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Linked to the iShares MSCI EAFE Index Fund, due March [●], 2009 (the “Notes”) are Notes whose return is tied or “linked” to the performance of the ETF. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are fully principal protected if held to maturity. On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the $1,000 principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner: (a) if at all times during the Observation Period the ETF Price is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the ETF Return; however, (b) if at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero. The ETF Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price.

Selected Investment Considerations

•
Principal protection—Because the Notes are principal protected if held to maturity, in no event will you receive a Cash Settlement Value less than $1,000 per Note, if you hold your Notes to maturity. If, at any time during the Observation Period, the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, you will receive the principal amount of the Notes at maturity.

•
Potential positive Variable Return with positive or negative performance of the ETF—The closer to the Upper Barrier or the Lower Barrier that the Final ETF Price is at maturity (provided that the ETF Price was never observed at or above the Upper Barrier or at or below the Lower Barrier during the Observation Period), the greater the Cash Settlement Value you will receive under the Notes.

•	Diversification—Because the ETF represents a broad spectrum of the equity markets of Europe, Asia, Australia, and New Zealand, the Notes may allow you to diversify an existing portfolio.

•
Taxes—For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, you will be required to include original issue discount (“OID”) in income during your ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Selected Risk Considerations

•	Non-conventional return—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks which underlie the Underlying Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

ETF:	iShares MSCI EAFE Index Fund (ticker “EFA”), as issued by iShares, Inc. (the “ETF Issuer”).

Face amount:
The Notes will be denominated in U.S. dollars. Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[●]. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

Further issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Cash Settlement Value:	On the Maturity Date, you will receive the Cash Settlement Value which is an amount in cash equal to the $1,000 principal amount of each Note plus the Variable Return.

Variable Return:	An amount determined by the Calculation Agent and calculated in the following manner:

(a) if at all times during the Observation Period the ETF Price is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the ETF Return,

(b) however, if at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.

For purposes of determining the Variable Return:

“ETF Return” means, with respect to the Final Valuation Date, the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price.

“Upper Barrier” equals [●], the ETF Price that is 120.00% of the Initial ETF Price.

“Lower Barrier” equals [●], the ETF Price that is 80.00% of the Initial ETF Price.

“ETF Price” means, as of any time or date of determination during the Observation Period, the price as reported by the Primary Exchange and displayed on Bloomberg Professional® service (“Bloomberg”) Page EFA <Equity> <GO>.

“Observation Period” means each day which is an ETF Business Day for the ETF from and including the Pricing Date to and including the Final Valuation Date.

“Initial ETF Price” equals [●], the ETF Price on the Pricing Date.

“Final ETF Price” will be determined by the Calculation Agent and will equal the closing ETF Price on the Final Valuation Date.

Interest:	The Notes will not bear interest.

Participation Rate:	[130.00]%

Pricing Date:	March [●], 2008.

Final Valuation Date:
March [●], 2009; provided that (i) if such date is not an ETF Business Day (as defined herein), then the Final Valuation Date will be the next succeeding day that is an ETF Business Day and (ii) if a Market Disruption Event (as defined herein) exists on the Final Valuation Date, the Final Valuation Date will be the next ETF Business Day on which a Market Disruption Event does not exist for the ETF. If the Final Valuation Date is postponed for three consecutive ETF Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third ETF Business Day, that third ETF Business Day will be the Final Valuation Date.

Maturity Date:
The Notes are expected to mature on March [●], 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

ETF Business Day:
Means, with respect to the ETF, any day on which its primary exchange and each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or option contracts relating to the ETF are scheduled to be open for trading.

Primary Exchange:
The primary exchange or market of trading of the ETF, the primary exchange or market of trading of the Underlying Index and the primary exchange or market of trading of any security then included in the ETF.

Related Exchange:
Each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the ETF, the Underlying Index or any security then included in the Underlying Index.

Underlying Index:	The MSCI EAFE Index.

Business Day:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:	Bear, Stearns & Co. Inc. (“Bear Stearns”). See the section “Description of the Notes - Calculation Agent” herein.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the ETF. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes are expected to mature on March [●], 2009. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes each with a principal amount of $1,000. You should refer to the section “Description of Notes” for a detailed description of the Notes prior to making an investment in the Notes.

What does “principal protected” mean?

“Principal protected” means that your principal investment in the Notes will not be at risk if you hold the Notes to maturity. If, at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, you will receive the principal amount of the Notes at maturity. You may receive less than the principal amount of the Notes if you sell your Notes prior to maturity.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

We have designed the Notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their Notes at maturity. On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner: (a) if at all times during the Observation Period the ETF Price is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the ETF Return, (b) however, if at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero. The ETF Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 13-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and price of the ETF at the time of the relevant sale.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

What is the ETF?

Unless otherwise stated, all information on the ETF that is provided in this pricing supplement is derived from the ETF Issuer or other publicly available sources. The EFA is an ETF issued by iShares, Inc. The EFA seeks to provide investment results that correspond generally to the price and yield performance of publicly traded securities in Europe, Australia, New Zealand and Asia as measured by the MSCI EAFE Index. You can obtain the level of the EFA from the Bloomberg Professional® service under the symbol EFA <Equity> <Go> or from the iShares website at http://www.ishares.com/fund_info/. Other information on the iShares website is not incorporated into this document.

For more information, see the section “Description of the ETF.”

How has the ETF performed historically?

We have provided tables and graphs depicting the monthly performance of the ETF from August 2001 through February 2008. You can find these tables and graphs in the section “Description of the ETF - Historical Data on the ETF.” We have provided this historical information to help you evaluate the behavior of the ETF in various economic environments; however, past performance is not indicative of the manner in which the ETF will perform in the future. You should refer to the section “Risk Factors - The historical performance of the ETF is not an indication of the future performance of the ETF.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer generally to the section “Risk Factors.” If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

What is the role of Bear, Stearns & Co. Inc.?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns will also be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of an ETF, they may be appropriate for investors with specific investment horizons who seek to participate in the ETF Return at maturity. In particular, the Notes may be an attractive investment for investors who:

•	want potential exposure to up or down price movements of the stocks which underlie the Underlying Index;

•	believe the ETF Price will not be observed at or above the Upper Barrier or at or below the Lower Barrier at any time during the Observation Period;

•	do not want to place your principal at risk and are willing to hold the Notes until maturity; and

•	are willing to forgo current income in the form of interest payments on the Notes or dividend payments on the stocks which underlie the Underlying Index.

The Notes may not be a suitable investment for investors who:

•	believe the ETF Price will be observed at or above the Upper Barrier or at or below the Lower Barrier at any time during the Observation Period;

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market; or

•	are unable or unwilling to hold the Notes until maturity.

What are the U.S. federal income tax consequences of investing in the Notes?

We intend to treat the Notes as contingent payment debt instruments for federal income tax purposes. Therefore, a U.S. Holder of a Note will be required to include OID in gross income over the term of the Note even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we will compute a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the Note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the ETF. However, your ability to participate in the performance of the ETF is limited. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, and that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

Your Notes are principal protected only if you hold the Notes until maturity.

If you sell your Notes prior to maturity, you may receive less than your initial investment in the Notes.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note, if any, equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to the ETF.

In the ordinary course of our business, we may from time to time express views on expected movements in the ETF and in the stocks which underlie the Underlying Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the ETF and the stocks that underlie the Underlying Index and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the ETF.

Your yield will not reflect dividends on the underlying stocks that comprise the Underlying Index.

The ETF does not reflect the payment of dividends on the stocks underlying the Underlying Index. Therefore, the yield based on the ETF to the maturity of the Notes will not produce the same yield as if you had purchased such underlying stocks and held them for a similar period.  You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

The amount you receive at maturity may not be greater than your initial investment in the Notes.

If at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, the Variable Return on the Notes will be equal to zero and you will only receive the $1,000 principal amount of the Notes for each Note you hold to maturity.

Your ability to participate in the performance of the ETF is limited.

Your ability to participate in the performance of the ETF Price over the term of the Notes is limited to the range between the Upper Barrier and the Lower Barrier. In no event will the Variable Return equal or exceed $[260.00] per Note (with a corresponding Cash Settlement Value of $[1,260.00] per Note) because if the ETF Price at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero. See “Description of the Notes—Illustrative Examples” herein.

If the ETF Price at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, the market value of the Notes will decrease.

If the ETF Price at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, the market value of the Notes may decline below the $1,000 principal amount of the Notes and will no longer be linked to the ETF Price. If you try to sell your Notes on the secondary market prior to maturity in these circumstances, you may receive less than your initial investment in the Notes.

The ETF Price is based on intra-day prices of the ETF, not only closing prices of the ETF.

The ETF Price, which is used to determine whether the Upper Barrier and the Lower Barrier have been breached, is based on intra-day prices of the ETF, not only closing prices of the ETF. Therefore, because the intra-day low prices and the intra-day high prices will be less than or equal to, and greater than or equal to, the closing prices, respectively, it is more likely that the Upper Barrier or the Lower Barrier will be breached than if the ETF Price were based solely on closing prices of the ETF.

Tax Consequences.

For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, U.S. Holders will be required to include OID in income during their ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we have computed a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). Additionally, U.S. Holders will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the ETF Price will fluctuate in accordance with changes in the financial condition of the companies issuing the common stocks comprising the Underlying Index, the prices of the underlying common stocks comprising the Underlying Index generally and other factors. The financial condition of the companies issuing the common stocks comprising the Underlying Index may become impaired or the general condition of the equity market may deteriorate, or the financial condition of the companies issuing the common stocks comprising the Underlying Index may strengthen or the general condition of the equity market may strengthen, either of which may cause the ETF Price at any time during the Observation Period to be observed at or above the Upper Barrier or at or below the Lower Barrier and thus cause a decrease in the value of the Notes. Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying common stocks comprising the Underlying Index change. Investor perceptions regarding the companies issuing the common stocks comprising the Underlying Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The ETF Price is expected to fluctuate until the Maturity Date.

The historical performance of the ETF is not an indication of the future performance of the ETF.

The historical performance of the ETF, which is included in this pricing supplement, should not be taken as an indication of the future performance of the ETF. While the trading prices of the underlying common stocks comprising the Underlying Index will determine the ETF Price, it is impossible to predict whether the ETF Price will fall or rise. Trading prices of the underlying common stocks comprising the Underlying Index will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the prices of the underlying common stocks in a specific market segment or the price of a particular underlying stock.

Your return may be affected by factors affecting international securities markets.

The securities underlying the Underlying Index are issued by international companies. Investors should be aware that investments linked to the value of international equity securities might involve particular risks. The international securities markets may have less liquidity and could be more volatile than U.S. or other longer-established international securities markets. Direct or indirect government intervention to stabilize the international securities markets, as well as cross-shareholdings in international companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about international companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”); and international companies are often subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The other special risks associated with investments linked to the value of international equity securities may include, but are not necessarily limited to: the imposition of taxes; higher transaction and custody costs; settlement delays and risk of loss; difficulties in enforcing contracts; less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the ETF and, as a result, the Cash Settlement Value may be adversely affected.

The prices and performance of securities underlying the Underlying Index also may be affected by political, economic, financial and social factors. In addition, recent or future changes in the government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the international securities markets. Moreover, the applicable international economies may differ favorably or unfavorably from that of the United States.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the price and volatility of the ETF, whether the ETF Price at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, changes in U.S. interest rates, the supply of and demand for the Notes, the time remaining until maturity and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the ETF Price is less than, equal to or not sufficiently above the Initial ETF Price or if the ETF Price at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
ETF performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the ETF Price at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier. If you decide to sell your Notes when the ETF Price at all times during the Observation Period has been observed below the Upper Barrier and above the Lower Barrier, you may nonetheless receive substantially less than the amount that would be payable at maturity based on those circumstances because of expectations that the ETF Price will continue to fluctuate until the Final ETF Price is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the common stocks in the ETF may also affect the ETF Price and, thus, the value of the Notes.

•
Volatility of the ETF. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the ETF increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the ETF Price at any time during the Observation Period is observed at or above the Upper Barrier or at or below the Lower Barrier, which could negatively affect the trading value of Notes. The effect of the volatility of the ETF on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes is expected to increase. Interest rates may also affect the economy and, in turn, the ETF Price, which would affect the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A2 by Moody’s Investor Service, Inc. and A by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the ETF Price, it is uncertain whether an improvement in our credit ratings, financial condition or results of operations will have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the ETF Price during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, affecting the trading value of the Notes.

•
Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Underlying Index. In general, because the ETF does not incorporate the value of dividend payments, higher dividend yields is expected to reduce the value of the Notes and, conversely, lower dividend yields is expected to increase the value of the Notes.

•
Events involving the companies issuing the common stocks comprising the Underlying Index. General economic conditions and earnings results of the companies whose stocks comprise the Underlying Index, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, some of the stocks included in the Underlying Index may be affected by mergers and acquisitions, which can contribute to volatility of the ETF. As a result of a merger or acquisition, one or more stocks in the Underlying Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Underlying Index.

•
Size and liquidity of the trading market. The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as the ETF Price being below the Upper Barrier and above the Lower Barrier.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks which underlie the Underlying Index. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks which underlie the Underlying Index.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final ETF Price, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to the sections “Description of the Notes - Discontinuance of the ETF,” “- Adjustments to the ETF” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See the section “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, for their proprietary accounts, and for other accounts under their management, engage in transactions involving the stocks which underlie the Underlying Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the ETF or the Underlying Index, individual futures contracts on the ETF or the Underlying Index and on stocks included in the Underlying Index, futures contracts on the ETF or the Underlying Index or options on these futures contracts. These transactions may influence the value of such stocks, and therefore the ETF Price. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to the section “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the ETF will affect the trading value of the Notes and the amount you will receive at maturity.

If a Merger Event, Tender Offer, Nationalization, Delisting, Insolvency, or Potential Adjustment Event (each as defined below in Description of the Notes - Antidilution Adjustments) occurs, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If one of those corporate events occur, the Calculation Agent will determine whether such corporate event will have a material effect on the ETF or the Notes, or in the case of a Potential Adjustment Event, whether that Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one share of the ETF. To the extent the Calculation Agent makes such a determination, the Calculation Agent will make the adjustments and computations described below in Description of the Notes - Antidilution Adjustments. The Calculation Agent will make such adjustments and computations to the relevant Initial ETF Price, the Final ETF Price, the Cash Settlement Value or any other variable for the event. See “Description of the Notes - Antidilution Adjustments.” In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you may receive at maturity. See “Description of the Notes.”

The sponsor of the Underlying Index may change the companies underlying the Underlying Index in a way that adversely affects the ETF Price and consequently the value of the Notes.

The sponsor of the Underlying Index can add, delete or substitute the stocks underlying the Underlying Index or make other methodological changes that could adversely change the level of the Underlying Index and, consequently, the ETF Price, the Final ETF Price and the value of the Notes. You should realize that changes in the companies included in the Underlying Index may affect the ETF, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by any of the other companies whose stocks are included in the Underlying Index.

We are not affiliated with any of the companies whose stock underlies the Underlying Index. Actions by any company whose stock is part of the Underlying Index may have an adverse effect on the price of its stock, the level of the Underlying Index, the ETF Price, the Final ETF Price, and the trading value of the Notes. These companies are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

We are not affiliated with any of the companies included in the Underlying Index and are not responsible for any disclosure by any such company. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the ETF or any company included in the Underlying Index. You should make your own investigation into the ETF and the companies underlying the Underlying Index.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the ETF, the ETF Price, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the stocks underlying the ETF or derivative instruments related to those stocks for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the ETF Price in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the ETF Price, including the Final ETF Price, and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Underlying Index, or derivative or synthetic instruments related to those stocks, the ETF, or the Underlying Index, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the stocks that underlie the Underlying Index. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the ETF Price, we cannot assure you that these activities will not affect such price and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the ETF, the Underlying Index or the companies issuing the common stock included in the Underlying Index. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of common stocks included in the Underlying Index and, therefore, the ETF Price, the Final ETF Price and the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the ETF. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the common stock included in the Underlying Index, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Final Valuation Date, a Market Disruption Event has occurred or is continuing, the determination of the Final ETF Price and, therefore, the ETF Return by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined herein) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[●]. The Notes are expected to mature on March [●], 2009 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 13-day option we grant to Bear Stearns. The prices of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and prices of the Reference Indices at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

We have designed the Notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their Notes at maturity. On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the $1,000 principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner: (a) if at all times during the Observation Period the ETF Price is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the ETF Return; however, (b) if at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.

“ETF Return” means, with respect to the Final Valuation Date, the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price.

“Upper Barrier” equals [●], the ETF Price that is 120.00% of the Initial ETF Price.

“Lower Barrier” equals [●], the ETF Price that is 80.00% of the Initial ETF Price.

“ETF Price” means, as of any time or date of determination during the Observation Period, the price of the ETF as reported by the Primary Exchange and displayed on Bloomberg Page EFA <Equity> <Go>.

“Observation Period” means each day which is an ETF Business Day for the ETF from and including the Pricing Date to and including the Final Valuation Date.

The “Initial ETF Price” equals [●], the ETF Price on the Pricing Date.

The “Final ETF Price” will be determined by the Calculation Agent and will equal the closing ETF Price on the Final Valuation Date.

The “Participation Rate” equals [130.00]%.

The “Pricing Date” will be March [●], 2008.

The “Final Valuation Date” will be March [●], 2009; provided that (i) if such date is not an ETF Business Day (as defined herein), then the Final Valuation Date will be the next succeeding day that is an ETF Business Day and (ii) if a Market Disruption Event (as defined herein) exists on the Final Valuation Date, the Final Valuation Date will be the next ETF Business Day on which a Market Disruption Event does not exist for the ETF. If the Final Valuation Date is postponed for three consecutive ETF Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third ETF Business Day, that third ETF Business Day will be the Final Valuation Date.

The “Maturity Date” is expected to be March [n], 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.

“ETF Business Day” means, with respect to the ETF, any day on which its primary exchange and each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or option contracts relating to the ETF are scheduled to be open for trading.

“Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

“Primary Exchange” means the primary exchange or market of trading of the ETF, the primary exchange or market of trading of the Underlying Index and the primary exchange or market of trading of any security then included in the ETF.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the ETF, the Underlying Index or any security then included in the Underlying Index.

Illustrative Examples

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the ETF or the future value of the Notes.

Because the ETF Price may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the ETF Price during the term of the Notes or whether, at any time during the Observation Period, the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier. You should not construe these examples or the data included in any table or graph below as an indication or assurance of the expected performance of the Notes.

You can review the historical prices of the ETF in the section of this pricing supplement called “Description of the ETF.” The historical performance of the ETF included in this pricing supplement should not be taken as an indication of the future performance of the ETF. It is impossible to predict whether the Final ETF Price will be greater than or less than the Initial ETF Price or whether, at any time during the Observation Period, the ETF Price will be observed at or above the Upper Barrier or at or below the Lower Barrier during the term of the Notes.

The table and corresponding examples below demonstrate the hypothetical Cash Settlement Value of a Note and are based on the following assumptions:

•	Investor purchases $1,000.00 aggregate principal amount of Notes at the initial public offering price of $1,000.00.

•	Investor holds the Notes to maturity.

•	The Initial ETF Price is equal to 70.00.

•	The Lower Barrier is 56.00 (representing 80.00% of the Initial ETF Price).

•	The Upper Barrier is 84.00 (representing 120.00% of the Initial ETF Price).

•	The Participation Rate is 130.00%.

•	All returns are based on a 12-month term; pre-tax basis.

•	No Market Disruption Events occur during the term of the Notes.

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Initial ETF Price	70.00	70.00	70.00	70.00	70.00	70.00
Lower Barrier	56.00	56.00	56.00	56.00	56.00	56.00
Upper Barrier	84.00	84.00	84.00	84.00	84.00	84.00
Low point during Note	56.35	56.35	59.50	49.00	45.50	57.40
High point during Note	82.60	91.00	82.60	82.60	105.00	80.50
Lower Barrier breached	No	No	No	Yes	Yes	No
Upper Barrier breached	No	Yes	No	No	Yes	No
Final ETF Price	56.70	56.70	81.90	82.60	105.00	71.87
Change in ETF Price	-19.00%	-19.00%	17.00%	18.00%	50.00%	2.67%
Variable Return	24.70%	0.00%	22.10%	0.00%	0.00%	3.47%
Note Value at Maturity	$1,247.00	$1,000.00	$1,221.00	$1,000.00	$1,000.00	$1,034.67

Example 1:

In this example, the ETF Price, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The ETF Return, as calculated below, is 19.00%.

Therefore, the Cash Settlement Value would equal $1,247.00, or the $1,000.00 principal amount of the Notes plus the Variable Return of $247.00; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x ETF Return

Variable Return = $1,000.00 x 130.00% x 19.00%

Variable Return = $247.00

In this example, although the Final ETF Price is lower than the Initial ETF Price, your return on investment will still be positive (in this case, 24.70%), because (1) the ETF Return measures the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price, and (2) at all times during the Observation Period, the ETF Price was observed below the Upper Barrier and above the Lower Barrier.

Example 2:

In this example, the ETF Price at some time during the Observation Period is observed at or above the Upper Barrier. Although the Final ETF Price in this Example 2 is equal to the Final ETF Price in Example 1, and therefore the ETF Return for this Example 2 would also equal the ETF Return in Example 1, because the ETF Price at some time during the Observation Period was observed at or above the Upper Barrier the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because at some time during the Observation Period the ETF Price was observed at or above the Upper Barrier.

Example 3:

In this example, the ETF Price, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The ETF Return, as calculated below, is 17.00%.

Therefore, the Cash Settlement Value would equal $1,221.00, or the $1,000.00 principal amount of the Notes plus the Variable Return of $221.00; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x ETF Return

Variable Return = $1,000.00 x 130.00% x 17.00%

Variable Return = $221.00

In this example, your return on investment will be positive (in this case, 22.10%), because at all times during the Observation Period, the ETF Price was observed below the Upper Barrier and above the Lower Barrier.

Example 4:

In this example, the ETF Price at some time during the Observation Period is observed at or below the Lower Barrier. Although the Final ETF Price is greater than the Initial ETF Price, because the ETF Price at some time during the Observation Period was observed at or below the Lower Barrier, the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period the ETF Price was observed at or below the Lower Barrier.

Example 5:

In this example, the ETF Price at some time during the Observation Period is observed at or above the Upper Barrier and the ETF Price, at another time during the Observation Period, is observed at or below the Lower Barrier. Although the Final ETF Price is greater than the Initial ETF Price, because the ETF Price, at some time during the Observation Period, was observed at or above the Upper Barrier and the ETF Price and, at another time during the Observation Period, was observed at or below the Lower Barrier, the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period, the ETF Price was observed at or above the Upper Barrier and, at another time during the Observation Period, the ETF Price was observed at or below the Lower Barrier.

Example 6:

In this example, the ETF Price, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The ETF Return, as calculated below, is 2.67%.

Therefore, the Cash Settlement Value would equal $1,034.67, or the $1,000.00 principal amount of the Notes plus the Variable Return of $34.67; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x ETF Return

Variable Return = $1,000.00 x 130.00% x 2.67%

Variable Return = $34.67

In this example, your return on investment will be positive (in this case, 3.47%), because at all times during the Observation Period, the ETF Price was observed below the Upper Barrier and above the Lower Barrier.

Antidilution Adjustments

If one of the corporate events described below occurs with respect to the ETF, the Calculation Agent will determine whether such corporate event will have a material effect on the ETF or the Notes, or in the case of a Potential Adjustment Event, whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one share of the ETF. To the extent the Calculation Agent makes such a determination, the Calculation Agent will make the adjustments and computations described below. The Calculation Agent will also determine the effective date of that adjustment, and the replacement of the ETF, if applicable. Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the Trustee, stating the adjustment made. The Calculation Agent will provide information about the adjustments it makes upon your written request.

If more than one corporate event requiring adjustment occurs, the Calculation Agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Initial ETF Price, the ETF Price, the Cash Settlement Value or any other variable for the first corporate event, the Calculation Agent will adjust the appropriate variables for the second event, applying the required adjustment cumulatively.

To the extent the Calculation Agent makes an adjustment, it will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes that results solely from that corporate event. The Calculation Agent may modify the antidilution adjustments as necessary to ensure an equitable result.

The following corporate events are those that may require an adjustment:

Merger Events and Tender Offers

Merger Events. A “Merger Event” shall mean, in respect of the ETF, any (i) reclassification or change of the ETF that results in a transfer of or an irrevocable commitment to transfer all of the outstanding shares of the ETF to another person or entity, (ii) consolidation, amalgamation, merger or binding share exchange of the ETF Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the ETF Issuer is the continuing entity and which does not result in a reclassification or change of all of the shares of the ETF outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the ETF (other than shares of the ETF owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the ETF Issuer or its subsidiaries with or into another entity in which the ETF Issuer is the continuing entity and which does not result in a reclassification or change of the all of the shares of the ETF outstanding but results in the outstanding shares of the ETF (other than shares of the ETF owned or controlled by such other entity) immediately following such event collectively representing less than 50% of the outstanding shares of the ETF immediately prior to such event, in each case if the Approval Date of the Merger Event is on or before the Final Valuation Date.

Tender Offers. A “Tender Offer” shall mean, in respect of the voting shares of the ETF Issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the ETF Issuer as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant, in each case if the Approval Date of the Tender Offer is on or before the Final Valuation Date.

If a Merger Event or a Tender Offer occurs and the consideration for the ETF consists solely of new shares that are publicly quoted, traded or listed on the New York Stock Exchange, American Stock Exchange, or NASDAQ (the “New ETF”), then the ETF will be adjusted to comprise the number of shares of the New ETF to which a holder of one share of the ETF immediately prior to the occurrence of the Merger Event or Tender Offer, as the case may be, would be entitled upon consummation of such Merger Event or Tender Offer, and the Calculation Agent shall adjust any or all of the Initial ETF Price, the ETF Price, the Cash Settlement Value or any other variable relevant to the terms of the Notes to account for the economic effect of such Merger Event or Tender Offer. The Calculation Agent will determine the effective date of any such adjustment (as described in this paragraph), and the replacement of the ETF, if applicable.

If a Merger Event or a Tender Offer occurs and the consideration for the ETF includes property other than shares of the New ETF (other than cash paid in lieu of fractional shares), in whole or in part, then the ETF Prices for the ETF following the Approval Date shall be equal to the Consideration Value (as defined herein).

“Consideration Value” per share of the ETF means, with respect to an event (other than one in which consideration consists solely of shares of the New ETF), the sum of (i) in the case of cash received in such an event, the amount of such cash so received, and (ii) for any property other than cash received in such an event, the market value of such property so received as of the Final Valuation Date. Any market value determined pursuant to (ii) above shall be determined on the basis of market quotations from four leading dealers in the relevant market. If that property cannot be determined on the basis of market quotations by four leading dealers in the relevant market, then the Calculation Agent will determine the market value of such property.

The “Approval Date” is the closing date of a Merger Event, or, in the case of a Tender Offer, the date on which the person or entity making the Tender Offer acquires or otherwise obtains the relevant percentage of the voting shares of the ETF Issuer.

In the event of a Merger Event or Tender Offer in which a holder of shares of the ETF may elect the form of consideration it receives in respect of such Merger Event or Tender Offer, the consideration shall be deemed to consist of the types and amounts of each type of consideration distributed to a holder that makes no such election, as determined by the Calculation Agent.

Nationalization, Delisting and Insolvency

Nationalization. “Nationalization” shall mean with respect to the ETF, all the assets or substantially all the assets of the ETF Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

Insolvency. “Insolvency” shall mean with respect to the ETF, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding involving, the ETF Issuer, (i) all of the shares of the ETF are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of the shares of the ETF become legally prohibited from transferring them.

If the Announcement Date (as defined herein) for a Nationalization or Insolvency occurs, on or prior to the Final Valuation Date, then the ETF Price for the ETF following the Announcement Date shall be equal to the Consideration Value (as defined above), which may be zero.

The “Announcement Date” means (i) in the case of a Nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the ETF Issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a Delisting Event, the day of the first public announcement by the Primary Exchange that the ETF will cease to trade or be publicly quoted on such exchange, or (iii) in the case of an Insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an Insolvency with respect to the ETF Issuer. In the case of an acceleration of the maturity of the Notes, interest will be paid on the Notes through and excluding the related date of accelerated payment.

Delisting Event. A “Delisting Event” shall occur, with respect to the ETF, if the Relevant Exchange for the ETF announces that pursuant to the rules of such Relevant Exchange, the ETF ceases (or will cease) to be listed, traded or publicly quoted on such Relevant Exchange for any reason (other than a Merger Event or Tender Offer) and is not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such Relevant Exchange.

If a Delisting Event for the ETF occurs, then each of the ETF Prices from, and including, the Announcement Date to, and including, the Final Valuation Date will be determined as follows: (i) if the ETF is not re-listed on any exchange or quotation system located in the same country as the Relevant Exchange for the ETF, the ETF Prices will be the fair market value of the ETF as determined by the Calculation Agent on the applicable date of determination; and (ii) if the ETF is re-listed on any exchange or quotation system located in the same country as the Relevant Exchange for the ETF, the ETF Prices will be the closing price of the ETF on such exchange or quotation system as determined by the Calculation Agent on the applicable date of determination.

Potential Adjustment Events

Potential Adjustment Events. A “Potential Adjustment Event” shall mean, with respect to the ETF, any of the following (i) a subdivision, consolidation or reclassification of the ETF (other than a Merger Event or Tender Offer), or a free distribution or distribution of shares of the ETF to existing holders by way of bonus, capitalization or similar issue; (ii) a distribution to existing holders of shares of the ETF of (A) such shares, (B) other capital or securities granting the right to payment of distributions and/or proceeds of liquidation of the ETF Issuer equal, proportionate or senior to such payments to holders of the ETF or (C) any other type of securities, rights or warrants or other assets, in any case for payments (cash or other) at less than the prevailing market price, as determined by the Calculation Agent; (iii) an extraordinary distribution paid by the ETF Issuer; (iv) a call by the ETF Issuer in respect of shares of the ETF that are not fully paid; (v) a repurchase of shares of the ETF or securities convertible into or exchangeable for such shares, by the ETF Issuer whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or (vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the ETF other than Insolvency, Merger Event or Tender Offer, in each case if the Potential Adjustment Event occurs before the Final Valuation Date.

If a Potential Adjustment Event occurs, then the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one share of the ETF and, if so, will (i) make the corresponding adjustment(s), if any, to the Initial ETF Price, the ETF Price, the Cash Settlement Value of the Notes and any other variable (or any combination thereof) as the Calculation Agent determines appropriate to account for that diluting or concentrative effect, and (ii) determine the effective date(s) of any such adjustment(s).

Market Disruption Events

If there is a Market Disruption Event with respect to the ETF on the Final Valuation Date, the Final ETF Price of the ETF will be determined on the first succeeding ETF Business Day on which there is no Market Disruption Event with respect to the ETF. In no event, however, will the Final Valuation Date be a date that is postponed by more than three ETF Business Days following the original date that, but for the Market Disruption Event, would have been the Final Valuation Date. In that case, the third ETF Business Day will be deemed to be the Final Valuation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the ETF Price on that third ETF Business Day in accordance with the formula for and method of calculating the ETF in effect prior to the Market Disruption Event using the price of each security underlying the ETF as described above (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the price that would have prevailed but for such suspension or limitation) as of that third ETF Business Day. For the avoidance of doubt, if no Market Disruption Event exists with respect to the ETF, the Final ETF Price shall be determined on the scheduled Final Valuation Date. In the event of a Market Disruption Event on the Final Valuation Date, the Maturity Date will be three Business Days following the Final Valuation Date.

A “Market Disruption Event” means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Primary Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchanges or Related Exchanges or otherwise, (A) relating to any security underlying the Underlying Index or (B) in futures or options contracts relating to the ETF or the Underlying Index on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for or relating to the ETF or any security included in the Underlying Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the ETF or its Underlying Index on any Related Exchange;

(c) the closure on any ETF Business Day of any Primary Exchange relating to any security underlying the Underlying Index or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such ETF Business Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such ETF Business Day for such Primary Exchange or Related Exchange; or

(d) any ETF Business Day on which any Primary Exchange or Related Exchange fails to open for trading during its regular trading session.

For purposes of the above definition:

(a) a limitation on the hours in a trading day or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, FINRA Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, FINRA or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest or premium on principal to holders of the Notes would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE ETF

iShares MSCI EAFE Index Fund (“EFA”)

According to publicly available information, the iShares MSCI EAFE Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares, Inc., a registered investment company. The stated objective of iShares MSCI EAFE Index Fund is to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.

The Barclays Global Fund Advisors, the ETF’s investment advisor uses a representative sampling strategy to try to track the performance of the MSCI EAFE Index whereby iShares MSCI EAFE Index Fund invests in a representative sample of securities in the MSCI EAFE Index, which have a similar investment profile as the MSCI EAFE Index. Securities selected by Barclays Global Fund Advisors have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI EAFE Index. As Barclays Global Fund Advisors uses the representative sampling strategy, iShares MSCI EAFE Index Fund generally will not hold all of the securities that are including in the MSCI EAFE Index. iShares MSCI EAFE Index Fund will invest at least 80% of its assets in the securities of the MSCI EAFE Index and American Depositary Receipts based on securities of the MSCI EAFE Index. The iShares MSCI EAFE Index Fund may invest its other assets in futures contracts, options on futures contracts, other types of options, and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with Barclays Global Fund Advisors.

As iShares MSCI EAFE Index Fund is an actual investment portfolio, and the MSCI EAFE Index is a theoretical financial calculation, Barclays Global Fund Advisors expects that, over time, the correlation between iShares MSCI EAFE Index Fund’s performance and that of the MSCI EAFE Index, before fees and expenses, will be less than 100% but will be 95% or better. The performance of iShares MSCI EAFE Index Fund and the MSCI EAFE Index may vary due to transaction costs, foreign currency valuations, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.

The iShares MSCI EAFE Index Fund will not concentrate its investments (i.e. hold 25% or more of its total assets) in the stocks of a particular industry or group of industries, except that iShares MSCI EAFE Index Fund will concentrate its investments to approximately the same extent that the MSCI EAFE Index is so concentrated.

The shares of iShares MSCI EAFE Index Fund are traded on the New York Stock Exchange under the symbol “EWT”. The shares of iShares MSCI EAFE Index Fund are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and Investment Company Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the U.S. Securities and Exchange Commission (“SEC”) by iShares, Inc. can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Information provided to or filed with the SEC by iShares, Inc. pursuant to the Exchange Act and Investment Company Act can be located by reference to SEC file number RRS and RRI, respectively, through the SEC’s website at http://www.sec.gov.

In addition, information regarding the iShares MSCI EAFE Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares® website at http://www.ishares.com. Information on the iShares® website is not incorporated by reference into this pricing supplement. We make no representation or warrant as to the accuracy or completeness of this information.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). The copyright and all rights to the iShares® EAFE Index Fund belong to BGI and iShares, Inc. The Notes are not sponsored, endorsed, sold or promoted by BGI, iShares, Inc. or Barclays Global Fund Advisors. Neither BGI, nor iShares, Inc. nor Barclays Global Fund Advisors makes any representations or warranties to the holders of the Notes or any member of the public regarding the advisability of investing the Notes. iShares, Inc. has no obligation to continue to list iShares MSCI EAFE Index Fund and may de-list iShares MSCI EAFE Index Fund.

Neither we nor any of our affiliates makes any representation to you as to the performance of the iShares MSCI EAFE Index Fund.

Historical Performance of the EFA

The following table sets forth the monthly prices of the EFA for each month in the period from August 2001 through February 2008. We obtained the data in the following table from the Bloomberg, without independent verification by us. Historical prices of the EFA should not be taken as an indication of future performance and no assurance can be given that the price of the EFA will increase relative to its Initial ETF Price during the term of the Notes.

The closing price of the EFA on March 12, 2008 was 71.56.

Month-End Closing Price of the EFA - August 2001-February 2008

	2001	2002	2003	2004	2005	2006	2007	2008
January	--	37.47	31.58	46.11	52.40	62.86	74.24	72.34
February	--	37.92	30.92	47.17	54.38	62.42	74.18	71.60
March	--	40.03	30.20	47.20	52.96	64.92	76.26	--
April	--	40.64	33.27	45.60	52.10	68.03	79.16	--
May	--	40.86	35.42	46.12	51.65	65.43	81.03	--
June	--	39.52	36.10	47.67	52.39	65.39	80.77	--
July	--	35.75	36.65	45.63	53.96	65.92	78.92	--
August	41.65	35.40	37.86	46.18	56.03	67.60	78.42	--
September	37.64	31.73	39.00	47.13	58.10	67.75	82.59	--
October	38.27	32.95	41.53	48.78	56.25	70.29	86.10	--
November	39.55	34.80	42.58	51.75	57.55	72.45	82.98	--
December	39.77	33.00	45.59	53.42	59.43	73.22	78.50	--

The following graph illustrates the historical performance of the EFA based on the closing price on the last ETF Business Day of each month from August 2001 through February 2008.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is:

• an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

• a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

• an estate whose income is subject to U.S. federal income taxation regardless of its source; or

• a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• a nonresident alien individual,

• a foreign corporation,

• an estate whose income is not subject to U.S. federal income tax on a net income basis, or

• a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued there under, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark to market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Prospective purchasers of Notes should consult their tax advisors as to the federal, state, local, and other tax consequences to them of the purchase, ownership and disposition of Notes.

Federal Income Tax Treatment of U.S. Holders

Accruals of Original Issue Discount on the Notes

For U.S. federal income tax purposes, we intend to treat the Notes as “contingent payment debt instruments” (“CPDIs”) subject to taxation under the “noncontingent bond method.” Under the noncontingent bond method, U.S. Holders of the Notes will accrue OID over the term of the Notes based on the Notes’ “comparable yield.” As a result, U.S. Holders will be required to include OID over the term of the Notes even though no cash payments will be made with respect to the Notes until maturity.

In general, the comparable yield of a CPDI is equal to the yield at which its issuer would issue a fixed-rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. If a hedge of the CPDI is available that, if integrated with the CPDI, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield will be equal to the yield on the synthetic debt instrument. Alternatively, if such a hedge is not available, but fixed-rate debt instruments of the issuer trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread. Under the noncontingent bond method, the issuer’s reasonable determination of a comparable yield is respected and binding on holders of the CPDI.

Based on these factors, we estimate that the comparable yield of the Notes will be an annual rate of approximately [●]%, compounded annually. U.S. Holders may obtain the actual comparable yield by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635. U.S. Holders will accrue OID in respect of the Notes at a rate equal to the comparable yield. The amount of OID allocable to each annual accrual period will be the product of the “adjusted issue price” of the Notes at the beginning of each such annual accrual period and the comparable yield. The “adjusted issue price” of the Notes at the beginning of an accrual period will equal the issue price of the Notes, increased by the OID accrued in all prior periods. The issue price of the Notes will be the first price at which a substantial amount of the Notes are sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). U.S. Holders may obtain the issue price of the Notes by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635. (The accrual of OID by U.S. Holders that purchase their Notes at a price other than the issue price of the Notes will be subject to an adjustment described below.) The amount of OID includible in income of each U.S. Holder for each taxable year will equal the sum of the “daily portions” of the total OID on the Notes allocable to each day during the taxable year in which a U.S. Holder held the Notes, regardless of the U.S. Holder’s method of accounting. The daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. Under the noncontingent bond method, the comparable yield of a CPDI is used to construct a projected payment schedule that reflects an estimate of the Cash Settlement Value upon the maturity of the Notes and which is adjusted to produce the comparable yield. U.S. Holders may obtain the projected payment schedule by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635.

Under the noncontingent bond method, the projected payment schedule is not revised to account for changes in circumstances that occur while the Notes are outstanding.

The comparable yield and the projected payment amount for the Notes are used to determine accruals of OID for tax purposes only, and are not assurances by us or any of our affiliates with respect to the actual yield or payments on the Notes and do not represent expectations by any such person regarding a Note’s yield or the ETF price return amount.

A U.S. Holder will generally be bound by our determination of the comparable yield and projected payment schedule for the Notes, unless the U.S. Holder determines its own projected payment schedule and comparable yield, explicitly discloses such schedule to the Internal Revenue Service (the “IRS”), and explains to the IRS the reason for preparing its own schedule. We believe that the projected payment schedule and comparable yield that we provide for the Notes will be reasonable and therefore will be respected by the IRS. Our determination, however, is not binding on the IRS, and the IRS could conclude that some other comparable yield or projected payment schedule should be used for the Notes.

In the event that, at any time during the Observation Period more than six months prior to the Maturity Date, the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier so that the Variable Return is fixed at zero, although not free from doubt, under one approach, a U.S. Holder should not accrue OID for the remainder of the term of the Note, should receive a deduction for prior accrual of OID included in taxable income, and should adjust the projected payment schedule to reflect a payment of the principal amount on the Maturity Date. Other approaches are possible. U.S. Holders should consult with their tax advisors regarding their treatment in the event that the Variable Return is fixed at zero.

A U.S. Holder that purchases a Note for an amount other than the issue price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. Holder’s basis in the Note. Reports to US Holders may not include these adjustments. U.S. Holders that purchase Notes at other than the issue price should consult their tax advisors regarding these adjustments.

Sale, Exchange, Retirement, or Other Disposition of the Notes

If the payment of the Cash Settlement Value on the Maturity Date exceeds the projected maturity amount in the projected payment schedule, a U.S. Holder will be required to include such excess in income as ordinary interest on the Maturity Date. Alternatively, if the Cash Settlement Value payment is less than the projected maturity amount, the shortfall will be treated as an offset to any OID otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the Maturity Date occurs, and any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss that will not be subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code.

A U.S. Holder will generally recognize gain or loss on the sale, exchange, or other disposition of a Note to the extent that the amount realized is more or less than its purchase price, increased by the OID previously accrued by the U.S. Holder on the Note. In general, any gain realized by a U.S. Holder on the sale, exchange or other disposition of a Note will be treated as ordinary interest income, and any loss realized will be treated as an ordinary loss to the extent of the OID previously accrued by the U.S. Holder on the Note, and the loss will not be subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any loss in excess of the accrued OID will be treated as a capital loss. The deductibility of capital losses by U.S. Holders is subject to limitations.

Federal Income Tax Treatment of Non-U.S. Holders

Payments on the Notes to Non-U.S. Holders will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

• the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

• the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

• the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business,

• the stocks included in the ETF are actively traded within the meaning of section 871(h)(4)(C)(v) of the Code, and

• the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8EXP or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-U.S. Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided to us an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

We expect that the stocks included in the ETF will be treated as actively traded within the meaning of section 871(h)(4)(C)(v). If any of the above conditions are not satisfied, payments on the Notes will be subject to a withholding tax equal to 30% of any income with respect to a Note for which amounts were not previously withheld, unless an income tax treaty reduces or eliminates the tax or the income with respect to the Note is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. In the latter case, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to all income with respect to the Note at regular rates applicable to U.S. taxpayers, unless an income tax treaty reduces or eliminates the tax, and Non-U.S. Holders that are treated as corporations for federal income tax purposes may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax.

Federal Estate Tax Treatment of Non-U.S. Holders.

A Note held by an individual who at death is a Non-U.S. Holder will not be includible in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes if payments on the Notes to the Non-U.S. Holder would not have been subject to U.S. federal income or withholding tax at the time of death under the tests described above.

Information Reporting and Backup Withholding

Information reporting will apply to certain payments on a Note (including interest and OID) and proceeds of the sale of a Note held by a U.S. Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a U.S. Holder if (a) the U.S. Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) we have been notified by the IRS of an underreporting by the U.S. Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) we have been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on the information return.

Backup withholding and nonresident alien withholding will not be required with respect to interest paid to Non- U.S. Holders, so long as we have received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, W-8ECI, W-8EXP or Form W-8IMY with all of the attachments required by the IRS. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of a Note by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless we receive one of the tax forms described above.

Backup withholding is not an additional tax and may be refunded (or credited against your U.S. federal income tax liability, if any). The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear Stearns Securities Corp. is considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s (direct or indirect) acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks included in the Underlying Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the ETF, the Underlying Index, individual futures contracts on the ETF or the Underlying Index and on stocks underlying the Underlying Index, futures contracts on the ETF or the Underlying Index and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the price of the ETF), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the price of the ETF, we cannot guarantee that we and one or more of our subsidiaries will not affect such prices as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.
Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$[●]
Total	$[●]

The Agent intends to initially offer $[●] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of [●]% of the price at which the Notes are offered to the public. Bear Stearns may reallow a discount to other agents not in excess of [●]% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 13-day option from the date of the final pricing supplement, to purchase from us up to an additional $[●] at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a price higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the FINRA Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		The Bear Stearns Companies Inc. $[●] Medium-Term Notes, Series B Linked to the iShares MSCI EAFE Index Fund Due March [●], 2009 PRICING SUPPLEMENT Bear, Stearns & Co. Inc. March [●], 2008
TABLE OF CONTENTS

Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-6
Risk Factors	PS-10
Description of the Notes	PS-17
Description of the ETF	PS-27
Certain U.S. Federal Income Tax Considerations	PS-30
Certain ERISA Considerations	PS-34
Use of Proceeds and Hedging	PS-35
Supplemental Plan of Distribution	PS-35
Legal Matters	PS-36
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49